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CNA Appoints Industry Leader Dino Robusto as CEO, Tom Motamed to Retire at End of 2016

CHICAGO, November 16, 2015 - CNA Financial Corporation (NYSE: CNA) today announced the appointment of Dino E. Robusto as its chairman and chief executive officer, effective on or about December 1, 2016. Mr. Robusto will succeed Thomas F. Motamed who has decided to retire at the end of 2016, and who has served in that role since 2009. Mr. Motamed will continue as chairman and chief executive officer until Mr. Robusto joins CNA.

Mr. Robusto comes to CNA after almost 30 years at The Chubb Corporation. After joining Chubb in 1986 as a commercial lines underwriter, he held a number of leadership positions there including chief claims officer, chief field operations officer for commercial lines, and eventually executive vice president and president of their commercial and specialty lines. In this latest position, he was also responsible for information technology and innovation.

“Dino is an outstanding insurance professional with a strong track record of success and leadership experience across virtually every industry discipline,” said James S. Tisch, a member of the CNA Board of Directors and the chief executive officer of Loews Corporation (NYSE: L), CNA’s largest shareholder. “After an exhaustive search process, CNA’s board is confident that we have selected the ideal individual for the job. We feel that Dino has the qualities necessary to lead CNA into its next phase of growth, building on the phenomenal work that Tom has done over the past seven years.”

Mr. Tisch added, “I want to thank Tom for his inspired leadership at CNA. He set the company on a path of disciplined underwriting, consistent earnings growth and financial strength. We expect CNA’s success to continue in 2016 with Tom at the helm.”

Mr. Motamed added, “Dino Robusto is a top-tier, proven insurance leader. I am proud to hand over the reins to Dino, and I am confident he will continue the progress the CNA team has made over the past several years.”

About CNA
Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

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